AMENDMENT NO. 1

To that certain

NOTE PURCHASE AGREEMENT

          This Amendment No. 1, dated as of April ___, 2000 ("Amendment No. 1"), is made by and between Container Applications International, Inc. (the "Company"), a Nevada corporation having offices located at 3 Embarcadero Center, Suite 1850, San Francisco, California 94111-3834, and Interpool, Inc. (the "Purchaser"), a Delaware corporation having offices located at 211 College Road East, Princeton, New Jersey 08540.

           WHEREAS, the Company and the Purchaser are parties to that certain Note Purchase Agreement, dated as of April 30, 1998 (the "Note Purchase Agreement"), pursuant to which the Company has sold and the Purchaser has purchased a Note in the aggregate principal amount of Thirty-Three Million Six Hundred Fifty Thousand Dollars ($33,650,000.00) under the terms and conditions set forth therein; and

           WHEREAS, the Company has requested that the Purchaser consent to amend certain terms and provisions of the Note Purchase Agreement as set forth therein;

          NOW THEREFORE, the parties agree as follows:

           1.   Section 6.1(b)—Consolidated Adjusted Tangible Net Worth. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, Section 6.1(b) of the Note Purchase Agreement is hereby deleted and replaced as follows:

"(b) Consolidated Adjusted Tangible Net Worth. The Company will not permit Consolidated Adjusted Tangible Net Worth at any time to be less than the sum of (i) $40,000,000.00 plus (ii) fifty percent (50%) of positive Consolidated Net Income for each fiscal quarter ending after April 1, 2000 (with no deductions for any quarter in which there is a net loss)."

           2.   Section 6.1(d)—Interest Coverage. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Periods and Ratios set forth in Section 6.1(d) of the Note Purchase Agreement are hereby deleted and replaced as follows:

"Period 1/1/00-9/30/01 10/1/01-3/31/02 4/1/02-9/30/03 10/1/03 and thereafter	Ratio 1.00:1.00. 1.05:1.00. 1.20:1.00. 1.40:1.00."

           3.    Effectiveness. This Amendment No. 1 shall become effective as of the date hereof upon the satisfaction of each of the following conditions precedent:

           (a)    Execution and delivery of a counterpart signature page to this Amendment by each of the Company and the Purchaser.

           (b)    Satisfaction of each of the conditions precedent set forth in Section 4 of the Amendment No. 2 to that certain Fourth Restated Revolving Credit and Term Loan Agreement, dated as of April __, 2000, by and among the Company, the lending institutions referred to therein as Banks (the "Banks"), Fleet National Bank (f/k/a BankBoston, N.A.), as administrative agent for the Banks, and Union Bank of California, N.A., as co-agent for the Banks.

          4.    Miscellaneous. This Amendment No. 1 may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment No. 1 it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement is sought.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as an agreement under seal this _______ day of April, 2000.

Container Applications International, Inc. By: Name: Title:	Interpool, Inc. By: Name: Title: